Exhibit 99.1

PRESS RELEASE

CONTACT: Brian L. Cantrell Alliance Resource Partners, L.P. 1717 South Boulder Avenue, Suite 400 Tulsa, Oklahoma 74119 (918) 295-7673

FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Record Quarterly EBITDA and Coal Production; Higher Coal Sales Volumes Lift Revenue and Net Income; Quarterly Cash Distribution Increases 2.0% to $1.13 Per Unit

TULSA, OKLAHOMA, April 26, 2013 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported financial results for the quarter ended March 31, 2013 (the “2013 Quarter”).  Increased coal sales volumes drove revenues higher in the 2013 Quarter to $548.1 million, an increase of 23.6% compared to the quarter ended March 31, 2012 (the “2012 Quarter”).  Higher revenues and record coal production contributed to record EBITDA, which climbed to $173.1 million for the 2013 Quarter, an increase of 31.7% compared to the 2012 Quarter.  ARLP also posted increased net income in the 2013 Quarter, which rose 24.1% to $102.9 million, or net income per basic and diluted limited partner unit of $1.95 per unit, a 26.6% increase compared to the 2012 Quarter.  (For a definition of EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

ARLP also announced that the Board of Directors of its managing general partner increased the cash distribution to unitholders for the 2013 Quarter to $1.13 per unit (an annualized rate of $4.52 per unit), payable on May 15, 2013 to all unitholders of record as of the close of trading on May 8, 2013.  The announced distribution represents a 10.2% increase over the cash distribution of $1.025 per unit for the 2012 Quarter and a 2.0% increase over the cash distribution of $1.1075 per unit for the 2012 fourth quarter (the “Sequential Quarter”).

“ARLP came out of the gate strong in 2013, posting solid increases to coal sales volumes, revenues and net income and setting new quarterly records for coal production and EBITDA,” said Joseph W. Craft III, President and Chief Executive Officer.  “Our first quarter results have us on track for a thirteenth consecutive year of record operating and financial performance. As a result, we have provided ARLP’s unitholders with an attractive distribution increase for the twentieth consecutive quarter.”

Consolidated Financial Results

Three Months Ended March 31, 2013 Compared to Three Months Ended March 31, 2012

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For the 2013 Quarter, higher coal sales volumes drove revenues up 23.6% to $548.1 million, compared to the 2012 Quarter.  Higher sales volumes, particularly from the longwall operation at our Tunnel Ridge mine which began production in May 2012, the Onton mine acquired in April 2012 and increases from our Gibson North, River View, Warrior and Pattiki mines, pushed total coal sales volumes to 9.7 million tons in the 2013 Quarter, an increase of 24.1% compared to the 2012 Quarter.  Total average coal sales price for the 2013 Quarter increased slightly compared to the 2012 Quarter to $55.12 per ton sold.

The Onton and Tunnel Ridge mines also contributed to record coal production of 9.8 million tons in the 2013 Quarter, an increase of 15.4% compared to the 2012 Quarter. Higher coal sales and production volumes led to increased sales-related expenses, materials and supplies expenses, labor-related expenses and maintenance costs, which combined to drive operating expenses in the 2013 Quarter higher by 27.4% to $348.6 million, compared to the 2012 Quarter.  Outside coal purchases declined by $13.6 million due to decreases in coal brokerage and purchasing activity.  As discussed below, Segment Adjusted EBITDA expense per ton declined to $35.98 in the 2013 Quarter, an improvement of 2.2% compared to the 2012 Quarter.

General and administrative expenses increased to $15.2 million in the 2013 Quarter, primarily as a result of higher incentive compensation-related expenses. Depreciation, depletion and amortization increased $21.3 million to $64.4 million in the 2013 Quarter compared to the 2012 Quarter, primarily as a result of the increased production volumes mentioned above, as well as capital expenditures related to production expansion and infrastructure investments at various operations.

As anticipated, ARLP’s financial results for both the 2013 and 2012 Quarters were negatively impacted by losses related to White Oak’s development of its Mine No.1.  Since our equity investment in White Oak entitles ARLP to receive substantially all distributions from White Oak until we achieve our contractual preferred return, accounting rules require us to currently reflect substantially all of White Oak’s income and losses.  As a result, ARLP reported net equity in loss of affiliates of $3.9 million for the 2013 Quarter and $3.8 million for the 2012 Quarter, primarily due to the allocation of losses related to White Oak’s mine development activities.

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Regional Results and Analysis

(in millions, except per ton data)	2013 First Quarter	2012 First Quarter	% Change Quarter / Quarter	2012 Fourth Quarter	% Change Sequential

Illinois Basin
Tons sold	7.706	6.513	18.3%	7.885	(2.3)%
Coal sales price per ton (1)	$51.95	$51.91	0.1%	$52.66	(1.3)%
Segment Adjusted EBITDA Expense per ton (2)	$30.38	$30.95	(1.8)%	$30.76	(1.2)%
Segment Adjusted EBITDA (2)	$167.2	$136.9	22.1%	$173.1	(3.4)%

Central Appalachia
Tons sold	0.550	0.509	8.1%	0.426	29.1%
Coal sales price per ton (1)	$81.46	$80.48	1.2%	$80.38	1.3%
Segment Adjusted EBITDA Expense per ton (2)	$64.19	$60.44	6.2%	$80.18	(19.9)%
Segment Adjusted EBITDA (2)	$9.7	$10.2	(4.9)%	$0.1	N/M (4)

Northern Appalachia
Tons sold	1.442	0.708	103.7%	1.431	0.8%
Coal sales price per ton (1)	$61.99	$62.06	(0.1)%	$59.45	4.3%
Segment Adjusted EBITDA Expense per ton (2)	$51.19	$62.45	(18.0)%	$52.58	(2.6)%
Segment Adjusted EBITDA (2)	$16.5	$0.3	N/M (4)	$10.6	55.7%

Total (3)
Tons sold	9.698	7.812	24.1%	9.787	(0.9)%
Coal sales price per ton (1)	$55.12	$54.99	0.2%	$55.00	0.2%
Segment Adjusted EBITDA Expense per ton (2)	$35.98	$36.80	(2.2)%	$36.79	(2.2)%
Segment Adjusted EBITDA (2)	$188.4	$145.7	29.3%	$181.3	3.9%

(1)         Sales price per ton is defined as total coal sales divided by total tons sold.

(2)         For definitions of Segment Adjusted EBITDA expense per ton and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.

(3)         Total includes White Oak, other, corporate and eliminations.

(4)         Percentage change not meaningful.

Reflecting higher sales volumes across all regions, ARLP sold 9.7 million tons of coal in the 2013 Quarter, an increase of 24.1% over the 2012 Quarter.  Coal sales volumes in the Illinois Basin increased from the 2012 Quarter primarily as a result of strong sales and production performance from the River View, Warrior, Gibson North and Pattiki mines, as well as additional production from the Onton mine acquired in April 2012.  In Central Appalachia, higher coal sales volumes in the 2013 Quarter primarily reflect an improvement from the 2012 Quarter which was adversely impacted by delayed contract shipments.  Sequentially, coal sales volumes in Central Appalachia benefitted from an increase in production from the Pontiki mine, which was temporarily idled due to regulatory actions in late 2012.  Coal sales volumes in Northern Appalachia increased from the 2012 Quarter reflecting the start-up of longwall production at the Tunnel Ridge mine in May 2012.

ARLP’s coal inventory totaled approximately 492,000 tons at the end of the 2013 Quarter, well below ending inventory of approximately 1.1 million tons for the 2012 Quarter and in line with our expectations.

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As anticipated, for the 2013 Quarter ARLP’s total coal sales price of $55.12 per ton sold increased slightly compared to both the 2012 and Sequential Quarters.  Sequentially, Northern Appalachia pricing benefitted from a favorable sales mix for contract shipments from the Tunnel Ridge mine.

Total Segment Adjusted EBITDA Expense per ton in the 2013 Quarter decreased 2.2% compared to both the 2012 and Sequential Quarters, primarily as a result of reduced outside coal purchases and increased production.  In the Illinois Basin, Segment Adjusted EBITDA Expense per ton improved in the 2013 Quarter primarily due to the previously discussed strong performance at the River View, Warrior, Gibson North and Pattiki mines, offset in part by lower recoveries at our Dotiki mine due to its recent transition to the No. 13 coal seam.  In Central Appalachia, Segment Adjusted EBITDA Expense per ton was higher in the 2013 Quarter compared to the 2012 Quarter due to higher inventory costs and difficult mining conditions at MC Mining during its transition to the new Excel No. 4 mining area.  Sequentially, Segment Adjusted EBITDA expense per ton in Central Appalachia decreased 19.9% due the temporary idling and related repair costs to resume production at the Pontiki mine in late 2012. Compared to the 2012 Quarter, Northern Appalachia Segment Adjusted EBITDA Expense per ton benefited from the ramp-up of longwall production at the Tunnel Ridge mine, as well as from lower outside coal purchases.

Outlook

Commenting on ARLP’s outlook Mr. Craft continued, “Compared to this time last year, favorable weather patterns and higher natural gas prices have contributed to increased coal demand and slowly improving market fundamentals for domestic steam coal.  Total U.S. coal production has declined by approximately 8.7% in 2013 versus 2012 levels, further improving the current supply/demand picture.  Current trends are encouraging for producers as utility stockpiles are declining toward more historically normal levels.  With our solid first quarter results and strong contract book, we expect to perform at the upper end of our initial 2013 guidance ranges.”

ARLP continues to anticipate 2013 coal production and sales volumes in a range of 38.1 to 39.1 million tons.  ARLP added approximately 2.0 million tons of new sales commitments during the 2013 Quarter and now has secured coal sales commitments for approximately 38.6 million tons, 31.6 million tons, 23.9 million tons and 19.2 million tons in 2013, 2014, 2015 and 2016, respectively, of which approximately 2.9 million tons in both 2014 and 2015 and 3.3 million tons in 2016 remain open to market pricing.

Based on results to date and current estimates, ARLP is maintaining its previously estimated ranges for 2013 revenues, excluding transportation revenues, of $2.1 to $2.2 billion, EBITDA of $600.0 to $650.0 million, and net income of $300.0 to $350.0 million.  (For a definition of EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

ARLP also continues to anticipate total capital expenditures during 2013 in a range of $370.0 to $400.0 million, which includes expenditures for mine expansion and infrastructure projects, maintenance capital, continued development of the Gibson South mine, and reserve acquisitions and construction of surface facilities related to the White Oak mine development project.  In addition, ARLP continues to expect to fund approximately $70.0 to $90.0 million of its preferred equity investment commitment to White Oak.

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A conference call regarding ARLP’s 2013 Quarter financial results is scheduled for today at 10:00 a.m. Eastern.  To participate in the conference call, dial (866) 318-8612 and provide pass code 14461240.  International callers should dial (617) 399-5131 and provide the same pass code.  Investors may also listen to the call via the “investor information” section of ARLP’s website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week.  To access the audio replay, dial (888) 286-8010 and provide pass code 65143934.  International callers should dial (617) 801-6888 and provide the same pass code.

This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of the partnership’s distributions to foreign investors attributable to income that is effectively connected with a United States trade or business.  Accordingly, ARLP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.

About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users.  ARLP, the nation’s first publicly traded master limited partnership involved in the production and marketing of coal, is currently the third largest coal producer in the eastern United States with mining operations in the Illinois Basin, Northern Appalachian and Central Appalachian coal producing regions.  ARLP operates eleven mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia.  ARLP is also constructing a new mine in southern Indiana and is purchasing and funding development of reserves, constructing surface facilities and making equity investments in a new mining complex in southern Illinois. In addition, ARLP operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com.  For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

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The statements and projections used throughout this release are based on current expectations.  These statements and projections are forward-looking, and actual results may differ materially.  These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release.  At the end of this release, we have included more information regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results.  These risks, uncertainties and contingencies include, but are not limited to, the following: changes in competition in coal markets and our ability to respond to such changes; changes in coal prices, which could affect our operating results and cash flows; risks associated with the expansion of our operations and properties; legislation, regulations, and court decisions and interpretations

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thereof, including those relating to the environment, mining, miner health and safety and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; changing global economic conditions or in industries in which our customers operate; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; adjustments made in price, volume or terms to existing coal supply agreements; fluctuations in coal demand, prices and availability; our productivity levels and margins earned on our coal sales; unexpected changes in raw material costs; unexpected changes in the availability of skilled labor; our ability to maintain satisfactory relations with our employees; any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments or projections associated with post-mine reclamation and workers’ compensation claims; any unanticipated increases in transportation costs and risk of transportation delays or interruptions; unexpected operational interruptions due to geologic, permitting, labor, weather-related or other factors; risks associated with major mine-related accidents, such as mine fires, or interruptions; results of litigation, including claims not yet asserted; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding pension, black lung benefits and other post-retirement benefit liabilities; coal market’s share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of other sources of electricity, such as natural gas, nuclear energy and renewable fuels; uncertainties in estimating and replacing our coal reserves; a loss or reduction of benefits from certain tax deductions and credits; difficulty obtaining commercial property insurance, and risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these and other factors can be found in ARLP’s public periodic filings with the Securities and Exchange Commission (“SEC”), including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2012, filed on March 1, 2013 with the SEC.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended March 31,
	2013	2012

Tons Sold	9,698	7,812
Tons Produced	9,819	8,512

SALES AND OPERATING REVENUES:
Coal sales	$534,509	$429,599
Transportation revenues	6,934	6,585
Other sales and operating revenues	6,612	7,402
Total revenues	548,055	443,586

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	348,575	273,515
Transportation expenses	6,934	6,585
Outside coal purchases	602	14,181
General and administrative	15,246	14,289
Depreciation, depletion and amortization	64,382	43,033
Total operating expenses	435,739	351,603

INCOME FROM OPERATIONS	112,316	91,983

Interest expense, net	(6,618)	(5,912)
Interest income	134	93
Equity in loss of affiliates, net	(3,867)	(3,778)
Other income	274	215
INCOME BEFORE INCOME TAXES	102,239	82,601
INCOME TAX BENEFIT	(698)	(367)
NET INCOME	$102,937	$82,968

GENERAL PARTNERS’ INTEREST IN NET INCOME	$29,770	$25,587

LIMITED PARTNERS’ INTEREST IN NET INCOME	$73,167	$57,381

BASIC AND DILUTED NET INCOME PER LIMITED PARTNER UNIT	$1.95	$1.54

DISTRIBUTIONS PAID PER LIMITED PARTNER UNIT	$1.1075	$0.99

BASIC AND DILUTED WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING	36,919,002	36,826,980

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	March 31,	December 31,
	2013	2012
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$28,677	$28,283
Trade receivables	168,270	172,724
Other receivables	1,097	1,019
Due from affiliates	157	658
Inventories	50,628	46,660
Advance royalties	11,492	11,492
Prepaid expenses and other assets	14,874	20,476
Total current assets	275,195	281,312

PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	2,434,704	2,361,863
Less accumulated depreciation, depletion and amortization	(886,497)	(832,293)
Total property, plant and equipment, net	1,548,207	1,529,570

OTHER ASSETS:
Advance royalties	24,955	23,267
Due from affiliate	4,862	3,084
Equity investments in affiliates	115,525	88,513
Other long-term assets	30,794	30,226
Total other assets	176,136	145,090
TOTAL ASSETS	$1,999,538	$1,955,972

LIABILITIES AND PARTNERS’ CAPITAL

CURRENT LIABILITIES:
Accounts payable	$97,282	$100,174
Due to affiliates	407	327
Accrued taxes other than income taxes	25,048	19,998
Accrued payroll and related expenses	39,038	38,501
Accrued interest	6,398	1,435
Workers’ compensation and pneumoconiosis benefits	9,468	9,320
Current capital lease obligations	1,069	1,000
Other current liabilities	23,603	19,572
Current maturities, long-term debt	18,000	18,000
Total current liabilities	220,313	208,327

LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities	768,000	773,000
Pneumoconiosis benefits	61,306	59,931
Accrued pension benefit	31,457	31,078
Workers’ compensation	70,347	68,786
Asset retirement obligations	82,017	81,644
Long-term capital lease obligations	18,260	18,613
Other liabilities	9,211	9,147
Total long-term liabilities	1,040,598	1,042,199
Total liabilities	1,260,911	1,250,526

COMMITMENTS AND CONTINGENCIES

PARTNERS’ CAPITAL:
Limited Partners - Common Unitholders 36,963,054 and 36,874,949 units outstanding, respectively	1,051,624	1,020,823
General Partners’ deficit	(271,460)	(273,113)
Accumulated other comprehensive loss	(41,537)	(42,264)
Total Partners’ Capital	738,627	705,446
TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$1,999,538	$1,955,972

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2013	2012

CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$199,478	$114,804

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(70,306)	(105,339)
Changes in accounts payable and accrued liabilities	(7,608)	(6,664)
Proceeds from sale of property, plant and equipment	9	15
Purchases of equity investment in affiliate	(29,700)	(4,400)
Payments to affiliate for acquisition and development of coal reserves	(12,064)	(18,000)
Advances/loans to affiliate	(1,643)	(776)
Other	—	268
Net cash used in investing activities	(121,312)	(134,896)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under revolving credit facility	45,000	—
Payments under revolving credit facility	(50,000)	—
Payments on capital lease obligations	(284)	(171)
Net settlement of employee withholding taxes on vesting of Long-Term Incentive Plan	(3,015)	(3,734)
Cash contributions by General Partners	114	150
Distributions paid to Partners	(69,587)	(60,722)
Net cash used in financing activities	(77,772)	(64,477)

NET CHANGE IN CASH AND CASH EQUIVALENTS	394	(84,569)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	28,283	273,528

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$28,677	$188,959

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Reconciliation of GAAP “Net Income” to non-GAAP “EBITDA” and non-GAAP “Distributable Cash Flow” (in thousands).

EBITDA is defined as net income before net interest expense, income taxes and depreciation, depletion and amortization.  EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•                  the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•                  the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•                  our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures; and

•                  the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

Distributable cash flow (“DCF”) is defined as EBITDA excluding equity in loss of affiliates, interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures. DCF is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

•                  the cash flows generated by our assets (prior to the establishment of any retained cash reserves by the general partner) to fund the cash distributions we expect to pay to unitholders;

•                  our success in providing a cash return on investment and whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in its quarterly distribution rates;

•                  the yield of our units, which is a quantitative standard used through the investment community with respect to publicly-traded partnerships as the value of a unit is generally determined by a unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder).

EBITDA and DCF should not be considered as alternatives to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles.  EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA and DCF may not be the same method used to compute similar measures reported by other companies, or EBITDA and DCF may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

	Three Months Ended March 31,		Three Months Ended December 31,	Year Ended December 31,
	2013	2012	2012	2013E Midpoint

Net income	$102,937	$82,968	$96,638	$325,000
Depreciation, depletion and amortization	64,382	43,033	63,199	275,000
Interest expense, gross	9,015	8,773	9,070	35,400
Capitalized interest	(2,531)	(2,954)	(2,003)	(11,000)
Income tax (benefit) expense	(698)	(367)	(356)	600
EBITDA	173,105	131,453	166,548	625,000
Equity in loss of affiliates, net	3,867	3,778	3,610	26,500
Interest expense, gross	(9,015)	(8,773)	(9,070)	(35,400)
Income tax benefit (expense)	698	367	356	(600)
Estimated maintenance capital expenditures (1)	(55,968)	(46,816)	(50,067)	(220,020)
Distributable Cash Flow	$112,687	$80,009	$111,377	$395,480

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(1)  Our maintenance capital expenditures, as defined under the terms of our partnership agreement, are those capital expenditures required to maintain, over the long-term, the operating capacity of our capital assets.  We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon.  For the 2013 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $5.70 per produced ton compared to the estimated $5.50 per produced ton in 2012.  Our actual maintenance capital expenditures vary depending on various factors, including maintenance schedules and timing of capital projects, among others.  We annually disclose our actual maintenance capital expenditures in our Form 10-K filed with the Securities and Exchange Commission.

Reconciliation of GAAP “Operating Expenses” to non-GAAP “Segment Adjusted EBITDA Expense per ton” and Reconciliation of non-GAAP “EBITDA” to “Segment Adjusted EBITDA” (in thousand, except per ton data).

Segment Adjusted EBITDA Expense per ton includes operating expenses, outside coal purchases and other income divided by tons sold.  Transportation expenses are excluded as these expenses are passed through to our customers and, consequently, we do not realize any margin on transportation revenues.  Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of EBITDA in addition to coal sales and other sales and operating revenues.  The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses.  Outside coal purchases are included in Segment Adjusted EBITDA Expense because tons sold and coal sales include sales from outside coal purchases.

	Three Months Ended March 31,		Three Months Ended December 31,
	2013	2012	2012

Operating expense	$348,575	$273,515	$356,485
Outside coal purchases	602	14,181	3,848
Other (income) loss	(274)	(215)	(262)
Segment Adjusted EBITDA Expense	$348,903	$287,481	$360,071
Divided by tons sold	9,698	7,812	9,787
Segment Adjusted EBITDA Expense per ton	$35.98	$36.80	$36.79

Segment Adjusted EBITDA is defined as net income before net interest expense, income taxes, depreciation, depletion and amortization and general and administrative expenses.

	Three Months Ended March 31,		Three Months Ended December 31,
	2013	2012	2012

EBITDA (See reconciliation to GAAP above)	$173,105	$131,453	$166,548
General and administrative	15,246	14,289	14,798
Segment Adjusted EBITDA	$188,351	$145,742	$181,346

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